EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Senior Director, Corporate Communications
(650) 384-8509	(650) 384-8850

Christopher Chai	Carol Harrison
Treasurer & Executive Director, Investor Relations	Fleishman-Hillard
(650) 384-8560	(212) 453-2442

CV THERAPEUTICS INITIATES SECOND PHASE III TRIAL OF REGADENOSON

PALO ALTO, Calif., April 26, 2004—CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that it has initiated a second Phase III clinical trial of regadenoson (CVT-3146). Regadenoson is a selective A2A-adenosine receptor agonist being jointly developed with Fujisawa Healthcare, Inc. (Fujisawa) for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies.

This is the second double-blind international Phase III trial of regadenoson in patients undergoing a cardiac stress test. The first Phase III trial was initiated in October 2003.

“We are very pleased to initiate this second Phase III trial. Our objective is to submit a new drug application (NDA) to the U.S. Food and Drug Administration (FDA) as quickly as possible. If approved, our partner Fujisawa, a leader in the cardiac stress imaging marketplace, will be responsible for the commercialization of regadenoson in the United States,” said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics, Inc.

Cardiac perfusion imaging studies

Cardiac perfusion imaging studies help detect and characterize coronary artery disease by identifying areas of poor blood flow in the heart. In 2002, approximately 7.8 million patients underwent cardiac perfusion imaging studies in the United States.

Many patients exercise on a treadmill to generate the increase in coronary blood flow necessary to perform a cardiac perfusion imaging test. However, more than 40 percent of the patients undergoing a cardiac perfusion imaging test are unable to exercise adequately because of medical conditions such as peripheral vascular disease, arthritis or other limiting medical conditions which prevent them from exercising on the treadmill. For these patients, a pharmacologic agent that temporarily increases coronary blood flow is used to mimic the increase in coronary blood flow caused by exercise. Regadenoson is being studied for potential use as a pharmacologic agent under these circumstances.

Regadenoson has been designed to be delivered rapidly as a bolus and to selectively stimulate the A2A-adenosine receptor, the receptor responsible for coronary vasodilation. Current pharmacologic stress agents, which are not selective for the A2A-adenosine receptor, may cause unwanted physiological side effects.

Under a collaboration agreement providing Fujisawa with exclusive North American rights to regadenoson, CV Therapeutics manages the clinical development program and Fujisawa will be responsible for manufacturing, selling and marketing regadenoson in North America, if the product is approved for marketing. Under the arrangement, Fujisawa reimburses CV Therapeutics for 75 percent of development costs and CV Therapeutics will receive a royalty on product sales of regadenoson, if approved, and may receive a royalty on another product.

In an open label Phase II trial, regadenoson produced a dose-dependent increase in coronary blood flow velocity in patients undergoing cardiac catheterization. Regadenoson was generally well-tolerated, and drug-related adverse events, including chest discomfort, increased heart rate, hypotension, flushing and shortness of breath, were mild and self-limited.

Regadenoson has not been approved for marketing by the FDA or foreign regulatory authorities. Regadenoson presently is being investigated in clinical trials subject to a United States investigational new drug application and applicable foreign regulatory submissions. CV Therapeutics has not yet submitted a new drug application to the FDA or equivalent application to any foreign regulatory authority for regadenoson. Neither the FDA or any foreign regulatory authority have determined regadenoson to be safe or effective in humans for any use.

CV Therapeutics, Inc.

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical development. Applications for the approval of ranolazine for the treatment of chronic angina have been submitted to the United States Food and Drug Administration (FDA) and the European Agency for the Evaluation of Medicinal Products (EMEA). Regadenoson, a selective A2A-adenosine receptor agonist, is being developed for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. Adentri™, an A1-adenosine receptor antagonist for the potential treatment of congestive heart failure, is licensed to Biogen, Inc. (now Biogen Idec Inc.). For more information, please visit CV Therapeutics’ website at www.cvt.com.

CV Therapeutics is a development-stage company. None of the company’s products have been approved for marketing by the FDA, the EMEA or any other foreign regulatory authorities. Any products of the company discussed here are currently under investigation in clinical trials subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States.

Fujisawa Healthcare, Inc.

Fujisawa Healthcare, Inc., headquartered in Deerfield, Illinois, develops, manufactures and markets proprietary pharmaceutical products in the United States. Fujisawa Healthcare, Inc., is a subsidiary of Fujisawa Pharmaceutical Co., Ltd., based in Osaka, Japan. Fujisawa Pharmaceutical Co., Ltd., founded in 1894, is a leading pharmaceutical manufacturer with operations in North America, Europe and Asia. Additional information on Fujisawa Healthcare, Inc., and its products can be found on the company’s web site at http://www.fujisawa.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of our products; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

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